Mail Stop 3-8

      							 April 18, 2005




By Facsimile and U.S. Mail

Mr. William F. Garrett
President, Chief Executive Officer and Director
Delta Woodside Industries, Inc.
P.O. Box 6126
100 Augusta Street
Greenville, SC 29606

Re:
      Form 10-K for the year ended July 3, 2004
      Form 10-Q for the period ended October 2, 2004
	File No. 1-10095

Dear Mr. Garrett:

	We have completed our review of your Form 10-K and related filings and have no further comments at this time.

								Sincerely,


								Michael Moran
      Accounting Branch Chief